As filed with the Securities and Exchange Commission on May 6, 2005
Registration Statement No. 333-119875

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 6 to Form S-1

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

Opinion Research Corporation

(Exact name of Registrant as Specified in its Charter)

Delaware	8732	22-3118960
(State or Other Jurisdiction of Incorporation or Organization)	Primary Standard Industrial Classification Code Number	(I.R.S. Employer Identification Number)

600 College Road East, Suite 4100

Princeton, NJ 08540
(609) 452-5400
(Address, including zip code and telephone number,
including area code, of Registrant’s principal executive offices)

John F. Short

Chairman and Chief Executive Officer
Opinion Research Corporation
600 College Road East, Suite 4100
Princeton, NJ 08540
(609) 452-5400
(Name, address including zip code, and telephone number,
including area code, of agent for service)

Copies to:

David Gitlin, Esq. Wolf, Block, Schorr and Solis-Cohen LLP 1650 Arch Street, 22nd Floor Philadelphia, PA 19103 (215) 977-2284 Fax: (215) 405-3884	Howard B. Adler, Esq. Gibson, Dunn & Crutcher LLP 1050 Connecticut Avenue, N.W. Washington, D.C. 20036-5306 (202) 955-8500 Fax: (202) 467-0539

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

      This Amendment No. 6 to the Registration Statement is being filed solely to amend Part II to file Exhibits 5.1 and 10.38 to the Registration Statement.

PART II

Item 13.	Other Expenses of Issuance and Distribution

      The following table sets forth expenses in connection with the issuance and distribution of the securities being registered, all of which are being borne by the registrant.

Securities and Exchange Commission registration fee	$7,283.07
NASD fee	$6,250.00
Printing and engraving expenses	$125,000.00	*
Accountants’ fees and expenses	$145,000.00
Legal fees and expenses	$550,000.00	*
Transfer agent’s fees and expenses	$2,000.00	*
Miscellaneous	$114,466.93	*

Total	$950,000.00

*	Estimated

Item 14.	Indemnification of Directors and Officers

      For information regarding provisions under which one of our directors or officers may be insured or indemnified in any manner against any liability which he may incur in his capacity as such, reference is made to Section 145 of the Delaware General Corporation Law, Article Eleven of our Restated Certificate of Incorporation and Article Seven of our Amended and Restated By-laws. Section 145 of the Delaware General Corporation Law provides in its entirety as follows:

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

      Our certificate of incorporation eliminates the liability of directors to us for monetary damages for breach of fiduciary duty as a director to the fullest extent permissible under Delaware law. Under Delaware law, such provision may not eliminate or limit director monetary liability for: (a) breaches of the director’s duty of loyalty to us or our stockholders; (b) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (c) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (d) transactions in which the director received an improper personal benefit. Such limitation of liability provisions also may not limit a director’s liability for violation of, or otherwise relieve us or our directors from the necessity of complying with, federal or state securities laws, or affect the availability of non-monetary remedies such as injunctive relief or rescission.

      Our by-laws provide that we shall indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by law. We believe that indemnification under our by-laws covers at least negligence and gross negligence on the part of indemnified parties. Our by-laws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether we would have the power to indemnify him or her against such liability under the General Corporation Law of Delaware.

Item 15.	Recent Sales of Unregistered Securities

      None.

Item 16.	Exhibits

Exhibit
No.

1.1	Form of Underwriting Agreement by and between the Registrant and Friedman, Billings, Ramsey & Co., Inc.**
3.1	Amended and Restated Certificate of Incorporation of the Registrant — Incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (No. 33-68428) filed with the Securities and Exchange Commission on September 3, 1993 (the “Form S-1”).
3.2	Amended and Restated By-Laws of the Registrant — Incorporated by reference to Exhibit 3.2 to the Form S-1.
4.1	Rights Agreement, dated September 13, 1996, between the Registrant and StockTrans, Inc. — Incorporated by reference to Exhibit 99.1 to the Registrant’s Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on September 27, 1996.

Exhibit
No.

4.2	Amendment to Rights Agreement dated August 8, 1998 — Incorporated by reference to Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1998 (the “1998 10-K”).
4.3	Amendment No. 2 to Rights Agreement dated September 1, 2001 — Incorporated by reference to Exhibit 10.11 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 15, 2000 (the “2000 8-K”).
4.4	Opinion Research Corporation Designation of Series A Preferred Stock — Incorporated by reference to Exhibit 1 to the Registrant’s Form 8-A filed with the Securities and Exchange Commission on September 27, 1996.
4.5	Opinion Research Corporation Designation of Series B Preferred Stock — Incorporated by reference to Exhibit 4.1 to the 2000 8-K.
4.6	Opinion Research Corporation Designation of Series C Preferred Stock — Incorporated by reference to Exhibit 4.2 to the 2000 8-K.
5.1	Legal Opinion of Wolf, Block, Schorr and Solis-Cohen LLP.*
10.1	Employment Agreement between the Registrant and John F. Short — Incorporated by reference to Exhibit 10.12 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 (the “1999 10-Q”).
10.2	Employment Agreement between the Registrant and Douglas L. Cox dated January 23, 2002 — Incorporated by reference to Exhibit 10.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001 (the “2001 10-K”).
10.3	Employment Agreement between the Registrant and Frank J. Quirk dated January 25, 2002 — Incorporated by reference to Exhibit 10.3 to the 2001 10-K.
10.4	Employment Agreement between the Registrant and James C. Fink dated January 28, 2002 — Incorporated by reference to Exhibit 10.4 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002 (“2002 10-K”).
10.5	Employment Agreement between the Registrant and Kevin P. Croke dated January 23, 2002 — Incorporated by reference to Exhibit 10.5 to the 2002 10-K.
10.6	Employment Agreement between O.R.C. International Ltd. and Richard I. Cornelius dated December 12, 2001 — Incorporated by reference to Exhibit 10.6 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003 (the “2003 10-K”).
10.7	Employment Agreement among Opinion Research Corporation, ORC ProTel, Inc., and Ruth R. Wolf dated January 1, 1998 — Incorporated by reference to Exhibit 10.7 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1999 (the “1999 10-K”).
10.8	Employment Agreement among Opinion Research Corporation, ORC Consumer, Inc. and Terence W. Cotter dated August 31, 2000 — Incorporated by reference to Exhibit 10.1 to the 2000 8-K.
10.9	Agreement between Macro International Inc. and Lewis D. Eigen dated October 31, 2001 — Incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.
10.10	1997 Stock Incentive Plan — Incorporated by reference to Exhibit 10.7 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1997.
10.11	Amendment to the 1997 Stock Incentive Plan — Incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 (the “2001 10-Q”).
10.12	Opinion Research Corporation Employee Stock Purchase Plan — Incorporated by reference to Exhibit 4 to the Registrant’s Registration Statement on Form S-8, filed with the Securities and Exchange Commission on September 8, 2000.
10.13	Opinion Research Corporation Stock Purchase Plan for Non-employee Directors and Designated Employees and Consultants — Incorporated by reference to Exhibit 4 to the Registrant’s Registration Statement on Form S-8, filed with the Securities and Exchange Commission on September 25, 2000.
10.14	ORC Holdings, Ltd. Employee Share Ownership Plan — Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8, filed with the Securities and Exchange Commission on July 5, 2001.
10.15	Lease Agreement dated May 19, 2003 between Peregrine Investment Partners-I and Opinion Research Corporation — Incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.

Exhibit
No.

10.16	Lease dated August 27, 1993 between Carrollton Enterprises Associates Limited Partnership and Macro International Inc. — Incorporated by reference to Exhibit 10.14 to the 1999 10-K.
10.17	Lease and Lease Addendum dated February 24, 1995 between North Bethesda Associates Limited Partnership and Social and Health Services, Ltd. — Incorporated by reference to Exhibit 10.15 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2000 (the “2000 10-K”).
10.18	First Amendment to Lease dated January 1, 1999 and Second Amendment to Lease dated September 15, 1999, between Bethesda Properties, L.L.C. and Social and Health Services, Ltd. — Incorporated by reference to Exhibit 10.16 to the 2000 10-K.
10.19	Business Loan and Security Agreement dated May 4, 2004 among Opinion Research Corporation, ORC Inc., Macro International Inc., ORC Protel, Inc., Social and Health Services, Ltd., ORC Holdings, Ltd., O.R.C. International Ltd and Citizens Bank of Pennsylvania and First Horizon Bank — Incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report for the quarter ended June 30, 2004 (the “June 30, 2004 10-Q”).
10.20	First Modification to Business Loan and Security Agreement and Other Loan Documents dated March 15, 2004 among Opinion Research Corporation, Macro International Inc., ORC Protel, LLC, Social and Health Services, Ltd., ORC Holdings, Ltd., O.R.C. International Ltd. and Citizens Bank of Pennsylvania and First Horizon Bank — Incorporated by reference to Exhibit 10.20 to the Registrant’s Annual Report for the year ended December 31, 2004 (the “2004-10-K”).
10.21	Loan Agreement dated May 4, 2004 by and among Opinion Research Corporation, ORC Inc., Macro International Inc., ORC Protel, Inc., Social and Health Services, Ltd., ORC Holdings, Ltd., O.R.C. International Ltd and Allied Capital Corporation — Incorporated by reference to Exhibit 10.2 to the June 30, 2004 10-Q.
10.22	Loan Agreement dated May 4, 2004 by and among Opinion Research Corporation, ORC Inc., Macro International Inc., ORC Protel, Inc., Social and Health Services, Ltd., ORC Holdings, Ltd., O.R.C. International Ltd. and Allied Capital Corporation — Incorporated by reference to Exhibit 10.3 to the June 30, 2004 10-Q.
10.23	Registration Rights Agreement dated May 26, 1999 among Opinion Research Corporation, Allied Capital Corporation and Allied Investment Corporation — Incorporated by reference to Exhibit 10.9 to the 1999 10-Q.
10.24	Amendment No. 2 to the Registration Rights Agreement dated September 1, 2000 among Opinion Research Corporation, Allied Capital Corporation and Allied Investment Corporation — Incorporated by reference to Exhibit 10.11 to the 2000 8-K.
10.25	Amendment No. 1 to the Registration Rights Agreement dated September 1, 2000 among Opinion Research Corporation, Allied Capital Corporation and Allied Investment Corporation — Incorporated by reference to Exhibit 10.12 to the 2000 8-K.
10.26	Common Stock Warrant Issued by Opinion Research Corporation to Allied Capital Corporation dated May 26, 1999 — Incorporated by reference to Exhibit 10.10 to the 1999 10-Q.
10.27	Amendment To Common Stock Purchase Warrant No. A-1 dated May 4, 2004 between Opinion Research Corporation and Allied Capital Corporation — Incorporated by reference to Exhibit 10.4 to the June 30, 2004 10-Q.
10.28	Common Stock Warrant Issued by Opinion Research Corporation to Allied Investment Corporation dated May 26, 1999 — Incorporated by reference to Exhibit 10.11 to the 1999 10-Q.
10.29	Amendment To Common Stock Purchase Warrant No. A-2 dated May 4, 2004 between Opinion Research Corporation and Allied Capital Corporation — Incorporated by reference to Exhibit 10.5 to the June 30, 2004 10-Q.
10.30	Purchase Agreement dated September 1, 2000 among Opinion Research Corporation, LLR Equity Partners, L.P. and LLR Equity Partners Parallel, L.P. — Incorporated by reference to Exhibit 10.5 to the 2000 8-K.
10.31	Registration Rights Agreement dated September 1, 2000 among Opinion Research Corporation, LLR Equity Partners, L.P. and LLR Equity Partners Parallel, L.P. — Incorporated by reference to Exhibit 10.6 to the 2000 8-K.
10.32	Common Stock Warrant Issued by Opinion Research Corporation to LLR Equity Partners, L.P. dated September 1, 2000 — Incorporated by reference to Exhibit 10.7 to the 2000 8-K.
10.33	Common Stock Warrant Issued by Opinion Research Corporation to LLR Equity Partners Parallel, L.P. dated September 1, 2000 — Incorporated by reference to Exhibit 10.8 to the 2000 8-K.

Exhibit
No.

10.34	Anti-Dilution Common Stock Warrant Issued by Opinion Research Corporation to LLR Equity Partners, L.P. dated September 1, 2000 — Incorporated by reference to Exhibit 10.9 to the 2000 8-K.
10.35	Anti-Dilution Common Stock Warrant Issued by Opinion Research Corporation to LLR Equity Partners Parallel, L.P. dated September 1, 2000 — Incorporated by reference to Exhibit 10.10 to the 2000 8-K.
10.36	Purchase Agreement among Opinion Research Corporation, LLR Equity Partners, L.P. and LLR Equity Partners Parallel, L.P., dated October 21, 2004.**
10.37	Purchase Agreement among Opinion Research Corporation, LLR Equity Partners, L.P. and LLR Equity Partners Parallel, L.P., dated March 25, 2005 — Incorporated by reference to Exhibit 10.37 of the 2004 10-K.
10.38	First Amendment to Purchase Agreement among Opinion Research Corporation, LLR Equity Partners, L.P. and LLR Equity Partners Parallel, L.P., dated May 6, 2005 — Incorporated by reference to Exhibit 10.1 of the Registrant’s current report on Form 8-K filed May 6, 2005.
16.1	Letter from Ernst & Young LLP to Securities and Exchange Commission — Incorporated by reference to Exhibit 16 of the Registrant’s current report on Form 8-K filed August 13, 2004.
21.1	Subsidiaries of the Registrant.**
23.1	Consent of Grant Thornton LLP.**
23.2	Consent of Ernst & Young LLP.**
23.3	Consent of Wolf, Block, Schorr and Solis-Cohen LLP (included in Exhibit 5.1).**
23.4	Consent of Janney Montgomery Scott LLC.**
24.1	Power of Attorney (included in signature page of initial filing of this registration statement).**
99.1	Fairness Opinion of Janney Montgomery Scott LLC, dated October 3, 2004.**
99.2	Fairness Opinion of Janney Montgomery Scott LLC, dated April 22, 2005.**

*	Filed herewith.

**	Previously filed.

Item 17.	Undertakings

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time is was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES AND POWER OF ATTORNEY

      Pursuant to the requirements of the Securities Act of 1933, Opinion Research Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, at Princeton, New Jersey on May 6, 2005.

OPINION RESEARCH CORPORATION

BY:	/s/ JOHN F. SHORT

John F. Short
Chairman of the Board and
Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ JOHN F. SHORT John F. Short		Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	May 6, 2005

* Frank J. Quirk		President and Director	May 6, 2005

* Douglas L. Cox		Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 6, 2005

* Dale J. Florio		Director	May 6, 2005

* Brian J. Geiger		Director	May 6, 2005

* Stephen A. Greyser		Director	May 6, 2005

* Steven F. Ladin		Director	May 6, 2005

* Robert D. LeBlanc		Director	May 6, 2005

*By:	/s/ JOHN F. SHORT John F. Short, Attorney-in-fact

Exhibit Index

5.1	Legal Opinion of Wolf, Block, Schorr and Solis-Cohen LLP.